UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2020 (February 4, 2020)

Gadsden Properties, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-11635	59-2058100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15150 North Hayden Road, Suite 235, Scottsdale, AZ	85260
(Address of principal executive offices)	(Zip Code)

480-530-3495

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Gadsden Properties, Inc. (OTC/TASE: GADS and the “Company”) today announced the following changes to its officers and members of its board of directors:

Resignation of Officer

Effective February 4, 2020, John Hartman resigned from his position as Chief Executive Officer of the Company, as well as Chief Executive Officer and/or President of the Company’s subsidiaries.

Appointment of Officer

On February 4, 2020, the Board of Directors of the Company appointed Douglas Funke as interim Chief Executive Officer of the Company. Mr. Funke is currently a member of the Company’s Board of Directors, where he serves as Chairman of the Board’s Audit Committee.

Mr. Funke was appointed until his successor is duly elected and qualified. There are no arrangements or understandings between Mr. Funke and any other person pursuant to which Mr. Funke was appointed to serve as the Chief Executive Officer of the Company. There are no family relationships among Mr. Funke and our directors or officers. There has been no transaction, nor is there any currently proposed transaction, between Mr. Funke and the Company that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Mr. Funke has not entered into an employment agreement with the Company, but has agreed to serve without the payment of any compensation beyond a nominal $1.00 fee.

Mr. Funke is the Chief Executive Officer of the Manager and Co-Portfolio Manager of the Berkeley Street Real Estate Income Fund. Mr. Funke is responsible for identifying, sourcing, structuring and managing the investments of the Fund. As manager, he oversees the daily operations and he sets the investment guidelines for the Fund. Mr. Funke is a member of both the Investment Committee and Risk Committee at Berkeley Street Real Estate. He was, previously, a Managing Director and Head of The Americas for Iceberg Real Estate (Forum Partners spin-out entity with Mr. Pine). Mr. Funke was responsible for bottom-up research for the Income Plus and Alpha strategies as well as sourcing / structuring investments for the Special Situations fund. Prior to Iceberg he was a Managing Director and Global Portfolio Manager with Forum Securities based in Greenwich, CT. At Forum, Mr. Funke managed and oversaw the Americas. Before joining Forum Partners, Mr. Funke was a Managing Director at BeachStreet Capital where he advised hedge funds, institutional money managers, high net worth clients and public and private companies on real estate and real estate related investments. Mr. Funke began his investment career at Morgan Stanley where he was a Managing Director and Co-Portfolio Manager of Morgan Stanley Investment Management’s US Real Estate Fund and the Morgan Stanley Special Situations Fund. He was the first employee of the fund and helped raise assets under management from $5.0 million in Morgan Stanley seed capital to $7.0 billion of institutional assets. He was responsible for the day-to-day investing of these funds and managed the bottom-up stock picking and research effort. In addition to his duties as Portfolio Manager, Mr. Funke sourced, structured and executed private investments for both the Morgan Stanley US Real Estate Fund and the Morgan Stanley Special Situations Fund. Mr. Funke holds an AB in Economics and Political Science from the University of Chicago.

Resignation of Director

Effective February 4, 2020, Mr. Hartman also resigned as Chairman and a member of the Company’s Board of Directors. Mr. Hartman did not serve on any committees of the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Gadsden Properties, Inc.

Date: February 10, 2020	By:	/s/ Douglas Funke
Douglas Funke
Chief Executive Officer

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